Exhibit 5.4

November 12, 2025

Smurfit Westrock plc

Smurfit Kappa Treasury Unlimited Company

Smurfit Westrock Financing Designated Activity Company

The additional registrants listed in Annex I hereto

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland

To the addressees referred to above:

I am Vice President and Deputy General Counsel of WestRock Company, a Delaware corporation (“WestRock”), the parent company of WestRock RKT, LLC, a Georgia limited liability company (“RKT”), and I am delivering this opinion letter in connection with the filing by (a) Smurfit Westrock plc (“Smurfit Westrock”), a public limited company incorporated under the laws of Ireland, and the indirect parent company of RKT, (b) Smurfit Kappa Treasury Unlimited Company (“SKT”), a public unlimited company incorporated under the laws of Ireland, and a wholly-owned indirect subsidiary of Smurfit Westrock, (c) Smurfit Westrock Financing Designated Activity Company (“SWF” and, together with Smurfit Westrock and SKT, the “Issuers”), a designated activity company incorporated under the laws of Ireland, and a wholly-owned direct subsidiary of Smurfit Westrock, and (d) the additional registrants identified in Annex I attached hereto, including RKT (the “Guarantors”), in connection with their registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of (a) debt securities of the Issuers (the “Debt Securities”); (b) guarantees of the Debt Securities issued by the Issuers and the Guarantors (the “Guarantees”); (c) ordinary shares, par value $0.001 per share, of Smurfit Westrock; (d) preference shares, par value $0.001 per share, of Smurfit Westrock; (e) warrants to purchase Debt Securities, ordinary shares and preference shares of Smurfit Westrock; (f) purchase contracts issued by Smurfit Westrock; and (g) units consisting of any combination of the foregoing securities, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In that connection, I or my designee have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and other documents as I have deemed necessary or appropriate for purposes of this opinion letter, including:

(a)	the Registration Statement;

(b)	a base prospectus, which provides that it may be supplemented by one or more prospectus supplements;

(c)	the form base indenture pursuant to which the Debt Securities and Guarantees are to be issued (the “Indenture”), to be filed as Exhibit 4.1 to the Registration Statement;

(d)	the Certificate of Conversion of RKT;

(e)	the Limited Liability Company Agreement of RKT; and

(f)	the written consent of the sole member of RKT, dated November 12, 2025.

In rendering this opinion, I have assumed, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as duplicates or copies. I have also assumed, with your consent, that the Indenture has been or will be authorized, executed and delivered by the parties thereto (excluding RKT) and that the final form of each form document submitted to me for review will be executed, delivered and performed in a manner substantially similar to the form I reviewed. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied, to the extent I deem appropriate, upon oral or written statements and representations of officers and other representatives of RKT and others.

Based on the foregoing and subject to the assumptions and qualifications set forth herein, I am of the opinion that:

1.	RKT is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Georgia.

2.	RKT has the power and authority as a Georgia limited liability company to conduct its business, guarantee the Debt Securities pursuant to the terms of the Indenture and perform its obligations under the Guarantees.

3.	The Guarantees, upon being duly authorized by all necessary limited liability company action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for Georgia limited liability company law purposes by RKT.

I am admitted to practice only in the State of Georgia, and I express no opinion as to matters governed by any laws other than the laws of the State of Georgia. In particular, I do not purport to pass on any matter governed by the laws of the State of New York or the State of Delaware or United States Federal law.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Very truly yours,

/s/ Steven B. Nickerson
Steven B. Nickerson

ANNEX I

Guarantors

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit International B.V.	Netherlands
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group Limited	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WestRock RKT, LLC	Georgia
WRKCo Inc.	Delaware